Exhibit 14.1

Code of Business Conduct and Ethics

REV 5.0

Adopted: September 29, 2010

Conceptus Compliance Hotline: 800-792-8140

Website: EthicsAndCompliance.conceptus.com

Email: ComplianceHotline@conceptus.com

Page | 2

A LETTER FROM THE CEO…

Dear Conceptus Colleagues:

As employees of Conceptus we take great pride in our products and services. We are also dedicated to conducting our business consistent with the highest standards of business ethics. As a result, we’ve earned a strong reputation for ethical leadership and lawful conduct.

We understand that we have an obligation to each other, our stockholders, customers, suppliers, community representatives and other business contacts to be honest, fair and forthright in all of our business activities. We must also recognize that we have an obligation to comply with the laws that govern ethical conduct in our industry.

As an employee of Conceptus, you are faced every day with a number of business decisions and it is often difficult to distinguish the line between right and wrong in an increasingly complex business and regulatory environment. But it is our personal responsibility to uphold the Company’s high standards of business ethics in each and every one of these situations and not allow business pressures, our competitive instincts or even a direct order from a superior to compromise our commitment to integrity.

The Code of Business Conduct and Ethics (the “Code”) explains this commitment to integrity and to compliance with the law and is a strong statement about how we must behave in a wide range of business settings. With clear policies and guidance for business practices, the Code is the cornerstone for our ethics and compliance program. Following the Code and all implementing SOPs (available at www.ethicsandcompliance.conceptus.com) is mandatory for all Conceptus employees worldwide.

While it is not possible for the Code to address every situation that you may face, if you use your good business judgment and experience, the majority of your business decisions are not likely to raise ethical issues. When you are faced with an ethical issue, it is my hope that the Code will serve as a guide to help you make the right choice.

And if it ever becomes necessary to call attention to a violation, your manager must address your concern promptly and with care and respect. The Code includes strong language prohibiting retaliation against anyone who raises a concern, and I am personally committed to fostering an environment that encourages anyone to raise issues. If you see a violation of the Code you should tell your manager or you may call me directly. You may also call the Conceptus Compliance Hotline, which allows you to submit an anonymous complaint.

I encourage you to take a few minutes to reread the Code and take this opportunity to reflect on our policies how they affect you in your work. Feel free to discuss any questions you may have with your supervisor, our Corporate Compliance Officer or with any member of the Company’s management team directly. I am relying on you to uphold our core values and conduct our business honestly, fairly and with integrity. Remember, compliance with the Code is everyone’s responsibility, every day.

Sincerely,

/s/ Mark Sieczkarek
Mark Sieczkarek / President and CEO

Page | 3

INTRODUCTION

Overview

The Code of Business Conduct and Ethics (the “Code”) is a set of general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. It follows federal and state guidelines and also reflects industry standards of ethical conduct as defined by the Advance Medical Technology Association and the Medical Device Manufacturers Association. This Code should be considered to be a minimum standard. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations we will adhere to higher standards.

The Code applies to all of directors, senior executives, managers, employees and consultants, wherever they are located and whether they work for the Company on a full or part-time basis. The Code refers to everyone as “Company employees” or simply “employees.” and in special cases the Chief Executive Officer, Chief Financial Officer, and Chief Compliance Officer are referred to as “principal officers”.

The Code considers a “Healthcare Provider” (HCP) as anyone who arranges to purchase, lease, recommend or use Conceptus products. This includes both clinical and non-clinical decision-makers who have a material influence over purchasing decisions. A “Business Partner” is anyone that supplies materials, goods or services used in the manufacture of our products or the operation of our company.

Seeking Help and Information

The Code is not intended to address every situation that you may encounter. If you are faced with a difficult business or ethical decision that is not addressed by the code, ask yourself the following questions:

•	Is it legal?

•	Is it honest and fair?

•	Is it in the best interests of the Company?

•	How does this make me feel about myself and the Company?

•	Would I feel comfortable if an account of my actions was published with my name in the newspaper?

The company is confident your personal experience and business sense coupled with the guidance found in the Code will help you arrive at an ethical solution.

Reporting Violations of the Code

All employees have a duty to report any known or suspected violation of the Code or any federal or state laws, rules, regulations or policies that apply to the Company. Reporting a known or suspected violation of the Code should not be considered an act of disloyalty. Rather your actions are a safeguard for the reputation and integrity of the Company and its employees.

If you know of or suspect a violation of the Code, feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s high ethical standards, seek help.

Page | 4

We encourage you to contact your immediate supervisor for help first. If your supervisor cannot answer your question, or if you do not feel comfortable contacting your supervisor, contact one of the company’s principal officers. If you would rather speak to someone outside of management, the Company has also established the Conceptus Compliance Hotline that will be answered by an independent, third-party contractor specifically engaged to provide these hotline services. The Conceptus Compliance Hotline is available 24 hours a day, 7 days a week at 800-792-8140. Employees may also send an email to ComplianceHotline@conceptus.com which will be routed directly to our supporting contractor. In any case, employees will have the option to remain anonymous and will not be required to reveal their identity in calls or emails to the Hotline. However, please consider that providing your identity may assist the Company in better addressing your questions or concerns.

All reported violations of the MCC will be investigated by the Corporate Compliance Committee (CCC) assisted by the CCO. They will conduct investigations into all identified instances of non-compliance, recommend necessary corrective actions that should be taken to ensure continued compliance and report the results of the investigation and actions taken to the Board of Directors, the CEO and all appropriate regulatory authorities.

It is the Company’s policy that any employee found to have violated the Code or who knowingly fails to report violations by another employee will be subject to appropriate discipline, up to and including termination of employment. An employee suspected of violating the Code will be given every opportunity to present their version of the facts prior to any determination of appropriate discipline. Depending on the circumstances, employees who violate the law may also expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties in such situations, not to mention damage to the Company’s reputation and standing in the community. In short, your conduct as an employee of the Company, if it does not comply with the law or with the Code, can result in serious consequences for both yourself and the Company. Please see SOP-4006 Reporting Violations of Conceptus Codes of Business Conduct and Ethics for additional detail.

Confidentiality and Policy Against Retaliation

All reports of known or suspected violations of the law or the Code will be treated with sensitivity and discretion. The Company’s management will protect your confidentiality and, if requested, your anonymity, to the extent possible consistent with the Company’s legal obligations. In any case, it is the Company’s policy to strictly prohibit retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee will be subject to disciplinary action, including termination of employment.

Waivers of the Code

Waivers of the code will be granted on a case-by-case basis and only in extraordinary circumstances. Waivers for employees may only granted by the Chief Executive Officer. Waivers for corporate officers including directors and other principal officers may only be granted by the Board of Directors and will be subject to prompt disclosure to the public.

CONFLICTS OF INTEREST

Identifying Conflicts of Interest

Conceptus employees owe a duty of undivided business loyalty to the Company. This duty is compromised when an employee engages in activities that cause a conflict of interest. Anything that would be a conflict of interest for an employee may also be a conflict of interest if it involves an immediate family member. Conflicts of interest can take many forms, not all of which can be addressed by this Code. But in general, you should avoid any private interest that may influence your ability to act in the best interests of the Company or that makes it difficult to perform your work objectively and effectively.

Page | 5

Conflicts of interest with the potential to be material in fact or appearance are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut and easy to define. Should you have any questions, please consult with your supervisor or the Chief Compliance Officer. Any employee, officer or director who becomes aware of an actual or potential conflict of interest should bring it to the attention of the Chief Compliance Officer.

The following are examples of conflicts of interest:

•	Outside Employment. Being employed by or providing any services to a customer, supplier or competitor;

•	Company Assets. Using employees, materials, equipment, or other assets of the Company for any unauthorized purpose; Please see “Protection and Use of Company Assets” below for additional guidelines.

•

Improper Personal Benefits. Accepting cash, gifts, entertainment, benefits or personal favors (other than of a modest value) from a customer, supplier or competitor; Please see “Gifts and Entertainment” below for additional guidelines.

•

Financial Interests. Having a significant financial interest (ownership or otherwise) in a customer, supplier or competitor. A “significant financial interest” means (i) ownership of greater than 1% of the equity in a customer, supplier or competitor or (ii) an investment in a customer, supplier or competitor that represents more than 5% of the total assets of the employee;

•

Transactions. Having a financial interest in a transaction involving the purchase or sale by Conceptus of products, materials, equipment, services or property required to support company operations other than through Company-sponsored programs;

•

Loans or Other Financial Transactions. Obtaining loans or guarantees of personal obligations from, or entering into other personal financial transaction with a customer, supplier or competitor; Note: Arms-length transactions with recognized banks or financial institutions are the exception.

•

Service on Boards and Committees. Serving on a board of directors or trustees or on a committee of any entity (including those that are not-for-profit) whose interests could reasonably be expected to conflict with those of the Company. In any event, employees must obtain prior approval from the Chief Executive Officer before accepting any such board or committee position. The Company retains the right to rescind approval at any time if it determines that serving in such position is inappropriate.

•

Action of Family Members. The actions of family members outside the workplace may also give rise to conflicts of interest because they may influence an employee’s objectivity in making decisions on behalf of the Company. For example, if a family member:

•	Is employed by, or has a significant financial interest in, a company that is a customer, supplier or competitor; or

•	Obtains loans or guarantees of personal obligations from, or enters into any other personal financial transaction with, a company that is a customer, supplier or competitor; or

Page | 6

•

Attempts to influence an employee or obtain confidential Company information by offering improper personal benefits or favors by family members. Note: “Family members” include your spouse or life-partner, brothers, sisters and parents, in-laws and children including those who are adopted.

Disclosure of Conflicts of Interest

The Company requires that employees fully disclose a conflict of interest. If you suspect that you have a conflict of interest, or a situation that could easily be perceived as a conflict of interest, notify your supervisor who will consult with the Chief Compliance Officer. If a determination is made that a conflict of interest does exist, you will be required to take action to resolve the situation. You may also request a waiver from the Chief Executive Officer. Conflicts of interest involving Company directors or other principal officers may only be waived by the Board of Directors. These waivers will be promptly disclosed to the public.

CORPORATE OPPORTUNITIES

As an employee of the Company, you have an obligation to advance the Company’s interests when the opportunity arises. In any case, employees may not use opportunities discovered through the use of corporate property, information or position, for personal gain or to compete with the Company.

However, if you encounter a business opportunity independently that is relevant to the Company’s interests, you should inform your supervisor of the terms and conditions of the opportunity you wish to pursue. Your supervisor will consult with the appropriate senior management to determine whether the Company wishes to pursue the opportunity. If the company declines under its right of first refusal you will be given permission to pursue the opportunity under the same terms and conditions as originally proposed and consistent with the ethical guidelines described in the Code.

Similar conditions apply in the case of Company directors or other principal officers but with important distinctions. If a principal officer encounters a business opportunity relevant to the Company’s interests that they desire to pursue as an individual, they must inform the Board of Directors and request permission. If the Company declines to pursue, the individual will be granted permission by the Board of Directors. In any case, such permission will be promptly disclosed to the public.

INTELLECTUAL PROPERY AND CONFIDENTIAL INFORMATION

Whether or not they are subject to a confidentiality agreement, all employees have a duty to safeguard the confidential information belonging to the Company and any third parties with which the Company conducts business. An employee’s obligation to protect confidential information also continues after they leave the Company. Unauthorized disclosure of confidential information could harm the Company or its customers and could result in legal liability for both the Company and the individuals involved in the disclosure. It includes:

•	Intellectual property such as our patents, technical know-how and data, trademarks and other trade secrets;

•	Business plans, marketing and sales programs;

•	Sales figures, information relating to mergers and acquisitions, stock splits, divestitures, licensing activities, and changes in senior management; and

•	All personally identifiable information (PII) about Conceptus employees, such as salaries, benefits, and information contained in personnel files.

Page | 7

In short, confidential information is anything critical to Conceptus’ competitive advantage.

Conceptus protects its intellectual property by seeking patent, trademark, or trade secret protection. It protects its confidential information by taking precautions to prevent inappropriate disclosure or loss of such information. As an employee, whenever you are discussing or in possession of confidential information, you should always be aware of your surroundings. In any case, confidential information must not be shared with others outside the Company unless it is with an approved business partner. Nor may Conceptus employees accept confidential information from third parties, including competitors, without the authorization of Conceptus’ General Counsel.

COMPETITION AND FAIR DEALING

The Company competes vigorously but fairly. All employees are obligated to deal fairly with fellow employees and with the Company’s customers, suppliers, competitors and other third parties. Employees should not take unfair advantage of anyone through manipulation, concealment, and abuse of privileged information, misrepresentation or any other unfair-dealing practice.

Relationships with Healthcare Providers

Our business success depends upon our ability to foster lasting relationships with HCPs and our business partners. The Company is committed to dealing with HCPs fairly, honestly and with integrity. Specifically, you should keep the following guidelines in mind when dealing with HCPs:

•	Information we supply to HCPs should be current, accurate, and complete to the best of our knowledge. Employees should not deliberately misrepresent information to HCPs;

•	Employees should not refuse to sell, service, or maintain products the Company has produced simply because an HCP is buying products from another supplier;

•	Employees will not provide entertainment or other benefits to HCPs that could be viewed as an inducement to or a reward for purchase decisions;

•	Employees will not provide incentives to HCPs for referrals that might violate Federal or State anti-kickback statutes. Please see “Gifts and Entertainment” below for additional guidelines.

Relationships with Business Partners

The Company deals fairly and honestly with its business partners. This means that our relationships with business partners is based on price, quality, service and reputation. Employees dealing with business partners should carefully guard their objectivity. Specifically, no employee should accept or solicit any personal benefit from an existing or potential business partner that might compromise, or appear to compromise, their objective assessment of the business partner’s products or services. Employees can give or accept promotional items of nominal value or moderately scaled entertainment within the limits of responsible and customary business practice. Please see “Gifts and Entertainment” below for additional guidelines.

Relationships with Competitors

Antitrust laws in the U.S. and competition laws outside the U.S. exist to ensure free and open competition in the marketplace and also provide guidance for all our business dealings. This is a principle that Conceptus fully supports. Employees should avoid all actions that reasonably could be construed as being anti-competitive, monopolistic or otherwise contrary to laws governing competitive practices in the marketplace, including domestic federal and state antitrust laws as well as those found in

Page | 8

foreign markets where Conceptus competes overseas. Such actions include misappropriation and/or misuse of a competitor’s confidential information or making false statements about the competitor’s business and business practices.

Please see “Compliance with Antitrust Laws” below for additional guidelines.

DONATIONS, GIFTS AND ENTERTAINMENT

Conceptus recognizes that traditionally appropriate business gifts and entertainment were viewed as welcome courtesies designed to build relationships and understanding among business partners. However, recent industry guidelines and government legislation have put restrictions on gifts and entertainment in order to ensure that they never compromise, or appear to compromise, a company’s ability to conduct objective and fair business dealings.

Donations

Monetary or product donations to customers or business partners for charitable purposes are acceptable as a means to benefit society, promote better health care, demonstrate good corporate citizenship, or serve a genuine educational function. They must not be made as an unlawful inducement. In all cases the donations must be appropriately documented. Employees may provide input about a charitable donation but they cannot control or unduly influence the decision of whether a particular HCP, business partner or institution will receive a donation or the amount of the donation.

Gifts

Conceptus sales and marketing staff may occasionally give items to HCPs that benefit patients or serve a genuine educational function for the HCP. Any such item should have a fair market value of less than $50 and it must be reported for tracking purposes.

However, Conceptus sales and marketing staff may not provide any of the following to HCPs:

•	any item which can be used by the HCP (or their family members, office staff or friends) for non-educational or non-patient-related purposes (e.g., a DVD player or iPod™);

•	any branded promotional items (e.g., pens, notepads, mugs, and other items that have the company’s logo);

•	any food items such as cookies, wine, flowers, chocolates, gift baskets, holiday gifts or cash or cash equivalents.

You may occasionally be offered gifts. You may accept advertising or promotional materials from a business partner as long as they are not a referral source such as an HCP. You may also accept personal gifts related to recognized special occasions such as a graduation, promotion, new job, wedding, retirement or a holiday; or gifts from a civic, charitable or religious organization specifically related to your service or accomplishment. In all cases the gifts must have a fair market value of less than $50.

You should make every effort to refuse or return a gift that is beyond these permissible guidelines. If it would be inappropriate to refuse a gift or you are unable to return a gift, you should promptly report the gift to your supervisor. Your supervisor will bring the gift to the attention of the Chief Compliance Officer which may require you to donate the gift to an appropriate community organization. If you have any questions about whether it is permissible to accept a gift or something else of value, contact your supervisor or the Chief Compliance Officer for additional guidance. It is your responsibility to use good judgment in this area.

Page | 9

Entertainment

Interactions between sales and marketing staff and HCPs should be professional in nature and should facilitate the exchange of medical or scientific information that will benefit patient care. Avoid the appearance of impropriety and do not provide or pay for any entertainment or recreational event for any non-employee HCP. These activities include theater, sporting events, golfing, skiing, hunting, sporting equipment, and leisure or vacation trips regardless of: (1) their value; (2) whether the Company engages the HCP as a speaker or consultant; or (3) whether the entertainment or recreation is secondary to an educational purpose. Note: If you conduct business in foreign countries, you must be particularly careful that gifts and entertainment are not construed as bribes, kickbacks or other improper payments. See “The Foreign Corrupt Practices Act and Other Laws Governing Our Business Internationally” for a more detailed discussion of our policies regarding giving or receiving gifts related to business transactions in other countries.

Meals

Conceptus sales and marketing staff may provide HCPs with meals and refreshments while they are attending a training program or other educational event. Any such meals and refreshments should be modest in value and subordinate to the training and/or educational purpose of the meeting. If out-of-town travel is necessary to efficiently deliver training and other education then the company may pay for reasonable travel and modest lodging costs of the attending HCPs. However, the company will not pay for the meals, refreshments, travel, or any other expenses for guests of HCPs or for any other person who does not have a bona fide professional interest in the information being shared at the meeting.

Please see SOP-4000 Marketing Code of Conduct for additional guidelines.

POLITICAL CONTRIBUTIONS AND ACTIVITIES

Employees are encouraged to participate in the political process as individuals and on their own time. However, federal and state contribution and lobbying laws severely limit the contributions the Company can make to political parties or candidates. It is Company policy that Company funds or assets shall not be used to make a political contribution to any political party or candidate, unless prior approval has been given by the Chief Compliance Officer. These guidelines are intended to ensure that any political activity you pursue is done voluntarily and on your own resources and time.

PROTECTION AND USE OF COMPANY ASSETS

All employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company’s profitability. The use of Company funds or assets, whether or not for personal gain, for any unlawful or improper purpose is strictly prohibited. Employees should also be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephonic systems or by written media. Employees and other users of this property have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication.

COMPANY RECORDS

Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public and are the source of essential data that guides our business decision-making and strategic planning. Company records include payroll, timecards, travel and expense reports, e-mails, accounting and financial data, electronic data files and all other records maintained in the ordinary course of our business.

Page | 10

All Company records must be complete, accurate and reliable in all material respects. There is never a reason to make false or misleading entries. You are responsible for understanding and complying with our record keeping policy. The Company has a formal document retention policy that each employee must follow with respect to Company records within such employee’s control. Ask your supervisor if you have any questions.

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

As a public company, we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the prompt disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and cause legal liability. Employees should promptly report evidence of improper financial reporting. Examples of evidence that should be reported include:

•	Financial results that seem inconsistent with the performance of underlying business transactions;

•	Inaccurate Company records, such as overstated expense reports, or erroneous time sheets or invoices;

•	Transactions that do not seem to have a good business purpose; and

•	Requests to circumvent ordinary review and approval procedures.

Employees working in the Finance and Accounting Department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

In addition, the Chief Executive Officer (CEO), the Chief Financial Officer (CFO), Corporate Controller, and other senior financial officers are subject to additional policies that govern sensitive areas including disclosures of material information made by the Company in its public filings; reporting the discovery of internal financial control deficiencies or fraud and any violations of securities laws.

Government, Analyst and Media Inquiries

Conceptus management must be made aware of any inquiries from the government, the financial/analyst community, or the media so that it can properly and thoroughly respond. If a Conceptus employee is contacted by a representative of a governmental agency seeking an interview or making a non-routine request for documents, that employee should immediately contact Conceptus General Counsel so that appropriate arrangements can be made to fully comply with the Company’s legal obligations. All inquiries from the financial/ analyst community or news media should be referred to the VP of Finance.

Page | 11

COMPLIANCE WITH LAWS AND REGULATIONS

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. Each employee has an obligation to comply with federal laws and the laws of the states, counties and cities in which the Company operates. We will not tolerate any activity that violates any laws, rules or regulations applicable to the Company. This includes, without limitation, laws covering commercial bribery and kickbacks, applicable federal or state fraud and abuse laws and regulations, FDA laws and regulations, information privacy, insider trading, offering or receiving gratuities, employment discrimination or harassment, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice immediately from your supervisor and the Chief Compliance Officer.

INSIDER TRADING

All Conceptus employees are prohibited from engaging in insider trading. Insider trading is trading in Conceptus stock while aware of confidential information about the Company that could, if it became public, affect the stock price. Disclosure of any information to another person, such as a spouse or friend, which would enable them to gain a trading benefit not available to the general public, is prohibited as well. Similar restrictions apply to trading in the stock of other companies using confidential information that an employee has access to because of his or her employment. This conduct is illegal and could subject the employee and Conceptus to civil liability and criminal penalties.

COMPLIANCE WITH ANTITRUST LAWS

Antitrust laws of the U.S. and other countries are designed to protect consumers and competitors against unfair business practices and to promote and preserve competition. Our policy is to compete vigorously and ethically while complying with all antitrust, monopoly, competition or cartel laws in all countries, states or localities in which the Company conducts business. Violation of these laws can result in civil liability and criminal penalties for Conceptus and its employees.

Actions that Violate U.S. Antitrust Laws

In general, U.S. antitrust laws forbid agreements or actions “in restraint of trade.” All employees should be familiar with the general principles of the U.S. antitrust laws. The following is a summary of actions that are clear violations of U.S. antitrust laws:

•	Price Fixing. The Company may not agree with its competitors to raise, lower or stabilize prices or any element of price, including discounts and credit terms.

•	Limitation of Supply. The Company may not agree with its competitors to limit its production or restrict the supply of its services.

•	Allocation of Business. The Company may not agree with its competitors to divide or allocate markets, territories or customers.

•

Boycott. The Company may not agree with its competitors to refuse to sell or purchase products from third parties. In addition, the Company may not prevent a customer from purchasing or using non-Company products or services.

•	Tying. The Company may not require a customer to purchase a product that it does not want as a condition to the sale of a different product that the customer does wish to purchase.

Page | 12

Meetings with Competitors

Employees should exercise caution in meetings with competitors. Any meeting with a competitor may give rise to the appearance of impropriety. As a result, if you are required to meet with a competitor for any reason, you should obtain the prior approval of the Chief Financial Officer or Chief Executive Officer. You should try to meet with competitors in a closely monitored, controlled environment for a limited period of time. The contents of your meeting should be fully documented and you should avoid any communications with a competitor regarding sensitive topics including prices, costs, market share, allocation of sales territories, profits and profit margins, terms and conditions of sale, bids for a particular contract or program and supplier’s terms and conditions. Please see SOP-4000 Marketing Code of Conduct for additional guidelines.

Professional Organizations and Trade Associations

Employees should be cautious when attending meetings of professional organizations and trade associations at which competitors are present. Attending such meetings is both legal and proper as long as the meetings have a legitimate business purpose. You should not discuss pricing policy or other competitive terms, plans for new or expanded facilities or any other proprietary, competitively sensitive information.

Seeking Help

Violations of antitrust laws carry severe consequences and may expose the Company and employees to substantial civil damages, criminal fines and, in the case of individuals, prison terms. Whenever any doubt exists as to the legality of a particular action or arrangement, it is your responsibility to contact the Chief Compliance Officer promptly for assistance, review and approval.

DOING BUSINESS WITH US, STATE AND LOCAL GOVERNMENTS

The Company conducts business with the U.S., state and local governments. The Company is committed to conducting its business with domestic governments and their representatives with the highest standards of business ethics and in compliance with all applicable laws and regulations, including the special requirements that apply to government contracts and government transactions. In your interactions with the government, you should:

•	Be forthright and candid at all times. No employee should intentionally misstate or omit any material information from any written or oral communication with the government.

•	Exercise extreme care in maintaining records for and allocating costs to government contracts. Costs incurred on one government project should not be charged against another government project.

•	You should not offer or exchange any gifts, gratuities or favors with, or pay for meals, entertainment, travel or other similar expenses for, domestic government employees.

If your job responsibilities include interacting with the government, you are expected to understand and comply with the special laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice immediately from your supervisor and the Chief Compliance Officer.

Note: Gifts and entertainment may not be offered or exchanged under any circumstances to or with any employees of the U.S., state or local governments. If you have any questions about this policy, contact your supervisor or the Chief Financial Officer or Chief Executive Officer for additional guidance.

Page | 13

ANTI-BRIBERY AND OTHER LAWS GOVERNING OUR BUSINESS

Anti-Bribery

Bribery of government officials is prohibited by the laws of the United States and other countries, and by the U.S. Foreign Corrupt Practices Act, which applies to the conduct of Conceptus and its employees worldwide. Conceptus does not allow its employees or others acting on our behalf to promise, offer or give money or anything else of value to any government official (or political party or candidate for office) for the purpose of obtaining or retaining business or otherwise improperly influencing government decisions. Further, no Conceptus employee may authorize or tolerate such payments to government officials when they are known or should be known to occur indirectly, e.g., a payment made by one of Conceptus’ consultants or agents. Bear in mind that HCPs employed by public institutions may be considered to be government officials. Conceptus also does not permit its employees to engage in commercial bribery, which is also illegal in some U.S. states, certain foreign countries, and in some circumstances, under federal law. No Conceptus employee or agent may offer or give anything of value (e.g., a promise of a 10% kickback) to an intermediary (e.g., an employee of a customer) without his principal’s knowledge, to influence the principal’s commercial conduct (e.g., the customer’s award of a contract to the Company). For more details on how to ensure that neither Conceptus nor any of its agents run afoul of anti-bribery laws please see the SOPs posted at www.ethicsandcompliance.conceptus.com.

Money laundering

All payments related to foreign business will be in the currency of the invoice, in the country where the service was rendered, and to the party that performed the service as opposed to a third party to whom the service-provider may have requested payment be made.

Export Controls, Economic Sanctions, and International Boycotts

Conceptus must comply with export control and economic sanctions laws of the United States, as well as those of other countries in which it does business. These laws restrict transfers, exports, and sales of products or technical data from the United States to certain prescribed countries and persons as well as re-exports of certain such items from one non-U.S. location to another. To ensure compliance, all shipments of products must be cleared through the Shipping and Receiving Department. In addition, U.S. law prohibits cooperation with certain boycotts imposed by some countries against others and further requires that any request in furtherance or support of such boycotts be reported to the U.S. Government. Conceptus employees may not cooperate with any prohibited boycotts and must report any request for cooperation immediately to Conceptus’ Chief Compliance Officer.

Employees with significant responsibilities in our international business units have an additional responsibility to understand and comply with laws related to business and financial dealings that are restricted or prohibited within certain countries, governments, and parties. These employees are expected to have a working knowledge of the laws and regulations applicable to their job positions. These laws are complicated and employees should contact Conceptus’ Chief Compliance Officer whenever a question arises.

ENVIRONMENT, HEALTH AND SAFETY

The Company is committed to providing a safe and healthy working environment for its employees and to avoiding adverse impact and injury to the environment and the communities in which we do business. Company employees must comply with all applicable environmental, health and safety laws, regulations and Company standards. Failure to comply with environmental, health and safety laws and regulations can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. You should contact the Chief Compliance Officer if you have any questions about the laws, regulations and policies that apply to you.

Page | 14

PRODUCTIVE WORK ENVIRONMENT

Conceptus is committed to a productive work environment. Key elements for developing such an environment include freedom from harassment in any form, a culture that recognizes and appreciates the advantages of a diverse work force, and a decision process which seeks to ensure that all employees are treated with dignity and respect. Discrimination on the basis of race, religion, gender, color, ethnic or national origin, age, disability, sexual preference, or marital status will not be allowed. This includes discrimination in hiring, training, advancement, compensation, discipline, and termination. Harassment, such as racial or sexual harassment, will not be tolerated and should be reported to the appropriate manager or Human Resources Representative.

CONFIDENTIALITY OF PERSONAL HEALTH INFORMATION

When you select benefits coverage you will enroll via Benetrac our online benefits system. This system stores your personal information and communicates your enrollment to the carriers chosen for the benefits coverage. A copy of your final enrollment is printed and stored in Human Resources in your individual benefits enrollment file which is kept confidential and is accessible only to authorized Human Resources staff.

CLINICAL AND REGULATORY AFFAIRS

Conceptus products are heavily regulated by governmental regulatory authorities. Every employee is responsible for compliance with product regulation requirements, including marketing approvals, conduct of clinical studies, good manufacturing practice requirements and standards, design controls, labeling and advertising controls. Conceptus is committed to maintaining an open, constructive and professional relationship with regulators on matters of regulatory policy, submissions, compliance, and product performance. Each employee is responsible for reporting any significant issues to the Director of Clinical Research and Regulatory Affairs.

QUALITY

Conceptus is committed to producing the highest quality medical devices in the interest of patient safety and to maintaining its reputation for excellence for quality. Conceptus will comply with all laws and regulations regarding the safety and efficacy of its products and the standards for its manufacturing plants. Each employee is responsible for reporting any concerns that relate to a compromise of quality to the Director of Operations.

CONCLUSION

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor or the Chief Compliance Officer. You may also call the Conceptus Compliance Hotline at 1-800-792-8140 or visit the compliance website at EthicsAndCompliance.conceptus.com.

Page | 15

It is expected that all Company employees, regardless of their position or location, will adhere to the Code. Each employee is separately responsible for his or her actions. Illegal conduct or violations of the Code cannot be justified by claiming that it was done at the request of a supervisor or member of senior management. If you engage in conduct prohibited by the law or this Code, you will be deemed to have acted outside the scope of your employment and will be subject to appropriate disciplinary action including termination of employment.

Notice: This Code is not a contract of employment and does not affect your employment-at-will status. This Code is subject to revision at the sole discretion of the Company and is not a guarantee of continuing Company policy. We reserve the right to amend, supplement or discontinue this Code at any time and without prior notice.

Page | 16

A CONCLUDING LETTER FROM THE CHIEF COMPLIANCE OFFICER…

Dear Conceptus Colleagues:

Conceptus takes pride in conducting its business with integrity, fairness and honesty. This Code of Business Conduct and Ethics is designed to provide guidelines for the way we should conduct our business, interact with Health Care Professionals (HCPs) and behave in the workplace. Since one of our Company’s most valuable assets is its integrity, the Board of Directors has adopted a formal Corporate Compliance Program and I have been appointed the Corporate Compliance Officer to oversee it.

Every one of us, regardless of your position, has an obligation to uphold the values of our Company and to conduct our business in a way that strengthens the integrity of Conceptus in our eyes and in the eyes of customers and partners. Managers have an additional duty to maintain open lines of communication with their employees and are encouraged to be especially sensitive and responsive to employee concerns about actual or potential code violations.

The Code does not cover every issue that may arise, but it sets out basic principles and a methodology to help guide us in the attainment of this common goal. My hope and expectation is that all of you reading this Code will find ways to incorporate it into the daily aspects of your business lives. So please, read the Code. Ask for clarification if necessary, and follow it closely. After all, it is what you do – your actions – which people will remember.

Let’s Do the Right Thing.

Sincerely,

/s/ Julie A. Brooks
Julie A. Brooks Chief Compliance Officer Vice President, Legal Affairs/General Counsel & Corporate Secretary

Page | 17

Conceptus Inc.

EMPLOYEE ACKNOWLEDGEMENT FORM

CODE OF BUSINESS CONDUCT AND ETHICS

I acknowledge that I have received a copy, have read, and have understood the Company’s Code of Business Conduct and Ethics, and that I have familiarized myself with the SOPs related to the Code at www.ethicsandcompliance.conceptus.com. I agree to comply with the Code and the SOPs, and I understand that failure to do so may result in disciplinary action that may include termination of employment. I am not aware of any unreported violations of the Code, and agree to report any violations or concerns in the manner described in the Code and the SOPs:

Print Name

Signature

Dept/Office

Date

PLEASE RETURN THIS FORM TO THE HUMAN RESOURCES DEPARTMENT

(Mountain View, CA)

This acknowledgement is a requirement and will become a part of your permanent personnel file.

Page | 18